Exhibit 99.2

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	VOTING AUTHORIZATION FORM TOWER FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS FEBRUARY 7, 2014

The undersigned hereby authorizes Principal Trust Company, the Trustee of the Tower Financial 401(k) Plan  (the “401(k) Plan”), to vote all shares of capital stock of Tower Financial Corporation (the “Corporation”) which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the Landmark Centre, 6222 Ellison Road, Fort Wayne, Indiana 46802, February 7, 2014, at 9:30 A.M. Eastern Time, and at any and all adjournments thereof, on the matters set forth below.

Your vote and the votes of other participants will be tallied by the Trustee who will then vote the shares held in the 401(k) Plan for each proposal based on the timely voting instructions it has received from participants. The Trustee will also vote all shares held for which it has received a voting authorization form without specific instructions, “FOR” Proposals 1, 2, and 3 and will vote shares for which it receives no voting authorization form in the same proportion as the other shares are voted. In each case, such vote must be deemed by the Trustee to be in the best interest of participants and beneficiaries and must be in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing procedures is that all shares of Tower Financial Corporation’s capital stock held in the 401(k) Plan will be voted.

The Board of Directors recommends that you vote FOR proposal 1.	For	Against	Abstain

1.  Approval of the Agreement and Plan of Merger dated September 9, 2013 (the “Merger Agreement”), by and between Tower Financial Corporation (“TFC”) and Old National Bancorp (“Old National”), and the merger (the “Merger”) of TFC with and into Old National contemplated thereby.

	☐	☐	☐

The Board of Directors recommends that you vote FOR proposal 2.	For	Against	Abstain
	☐	☐	☐
2. Approval, on a non-binding advisory basis, of the compensation payable to the named executive officers of TFC in connection with the Merger.

The Board of Directors recommends that you vote FOR proposal 3.	For	Against	Abstain
	☐	☐	☐

3.  Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the Merger Agreement and Merger described in Proposal 1.

The Trustee is hereby authorized to vote all shares of common stock of Tower Financial Corporation credited to me under the 401(k) Plan in its trust capacity as indicated above.

Please be sure to date and sign this Voting Authorization Form in the box below.	Date

Sign above	Co-Holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

TOWER FINANCIAL CORPORATION — 401(K)

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS VOTING AUTHORIZATION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE NOT LATER THAN         , 2014.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE VOTING AUTHORIZATION FORM IN THE ENVELOPE PROVIDED.